As filed with the Securities and Exchange Commission on February 1, 2007
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

Employers Holdings, Inc.(1)
(Exact Name of Registrant as Specified in Its Charter)

NEVADA	04-3850065
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9790 Gateway Drive
Reno, Nevada 89521
(Address, Including Zip Code, of Registrant’s Principal Executive Offices)

Employers Holdings, Inc. Equity and Incentive Plan
(Full Title of the Plan)

Lenard T. Ormsby, Esq.
Executive Vice President, Chief Legal
Officer and General Counsel
Employers Holdings, Inc.(1)
9790 Gateway Drive
Reno, Nevada 89521
(888) 682-6671
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
Susan J. Sutherland, Esq.
Robert J. Sullivan, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, New York 10036
(212) 735-3000

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Common Stock, par value $0.01 per share	922,875 shares	$19.755	$18,231,395.63	$1,951

(1) Employers Holdings, Inc. is the name that EIG Mutual Holding Company, a Nevada mutual insurance holding company, will adopt upon consummation of its conversion to a stock corporation. This conversion and name change will occur immediately prior to the closing of the offering of common stock described in the Registration Statement on Form S-1 (File No. 333-139092).

(2) This Registration Statement shall also cover any additional shares of common stock which may become issuable under the Plans being registered pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock. In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefits plans described herein.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices for a share of common stock of Employers Holdings, Inc. as reported on the New York Stock Exchange on January 31, 2007.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.    Incorporation of Documents by Reference

Employers Holdings, Inc. (the ‘‘Company’’ or the ‘‘Registrant’’) hereby incorporates by reference into this Registration Statement the following documents:

(a)    the Company’s Prospectus filed on January 31, 2007 pursuant to Rule 424(b) under the Securities Act of 1933, as amended; and

(b)    the description of the common stock contained in the Company’s Registration Statement on Form 8-A, filed on January 4, 2007 pursuant to the Securities Exchange Act of 1934, as amended (the ‘‘Exchange Act’’).

All documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Statements contained in this Registration Statement or in a document incorporated by reference may be modified or superseded by later statements in this Registration Statement or by statements in subsequent documents incorporated by reference, in which case you should refer to the later statement.

Item 4.    Description of Securities

Inapplicable.

Item 5.    Interests of Named Experts and Counsel

Inapplicable.

Item 6.    Indemnification of Directors and Officers

The Company’s amended and restated articles of incorporation provide that we may provide indemnification for directors and officers to the fullest extent permissible under Nevada law. The Company’s amended and restated by-laws also provide such indemnification for our ‘‘agents’’ upon a determination that such indemnification is proper under the circumstances. That determination is to be made by a majority of a quorum of disinterested directors, the court in which the proceeding is or was pending (upon application made by the Company, the party seeking indemnification or the attorney or other person rendering services in connection with the application), the stockholders, independent legal counsel in a written opinion if a quorum of disinterested directors so requests, or independent legal counsel in a written opinion if a quorum of disinterested directors cannot be obtained. The Company’s amended and restated by-laws define ‘‘agent’’ as any person who is or was a director or officer of the Company or who is or was serving at the request of the Company as a director, officer, employee or agent of another foreign or domestic company, partnership, joint venture, trust or other enterprise, or was a director, or officer of a foreign or domestic company which was a predecessor company of the Company or of another enterprise at the request of the predecessor company. The Company’s amended and restated by-laws provide that our board of directors may provide similar indemnification to employees and agents of the Company.

Indemnification is not provided where:

•	the person is liable pursuant to Nevada Revised Statutes 78.138;

•	the person did not act in good faith and in a manner which that person reasonably believed to be in or not opposed to the Company’s best interests; or

•	in the case of a criminal proceeding, the person had reasonable cause to believe the conduct of the person was unlawful.

At present, there is no pending litigation or proceeding involving any of the Company’s directors, executive officers, other employees or agents for which indemnification is sought, and the Company is not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 7.    Exemption From Registration Claimed

Inapplicable.

Item 8.    Exhibits

Exhibit No.	Description of Exhibit
5.1	Opinion of Lionel Sawyer & Collins
23.1	Consent of Lionel Sawyer & Collins (included in the opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Towers, Perrin, Forster & Crosby, Inc.
24.1	Powers of Attorney (reference is made to the signature page hereto)

Item 9.    Undertakings

1.    The undersigned registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(b)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2.	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Reno, Nevada, on this 31st day of January, 2007.

EMPLOYERS HOLDINGS, INC.

By:	/s/ Douglas D. Dirks
Douglas D. Dirks
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Douglas D. Dirks, William E. Yocke and Lenard T. Ormsby, and each of them, as his or her attorney-in-fact, with full power of substitution in each, for him or her in any and all capacities, to sign any amendments to this registration statement on Form S-8 and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Robert J. Kolesar	Chairman of the Board	January 31, 2007

Robert J. Kolesar

/s/ Douglas D. Dirks	President and Chief Executive Officer, Director (Principal Executive Officer)	January 31, 2007

Douglas D. Dirks

/s/ William E. Yocke	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	January 31, 2007

William E. Yocke

/s/ Richard W. Blakey	Director	January 31, 2007

Richard W. Blakey

/s/ Valerie R. Glenn	Director	January 31, 2007

Valerie R. Glenn

/s/ Rose E. McKinney-James	Director	January 31, 2007

Rose E. McKinney-James

/s/ Ronald F. Mosher	Director	January 31, 2007

Ronald F. Mosher

/s/ Katherine W. Ong	Director	January 31, 2007

Katherine W. Ong

/s/ Michael D. Rumbolz	Director	January 31, 2007

Michael D. Rumbolz

/s/ John P. Sande III	Director	January 31, 2007

John P. Sande III

/s/ Martin J. Welch	Director	January 31, 2007

Martin J. Welch

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
5.1	Opinion of Lionel Sawyer & Collins
23.1	Consent of Lionel Sawyer & Collins (included in the opinion filed as Exhibit 5.1 hereto)
23.2	Consent of Independent Registered Public Accounting Firm
23.3	Consent of Towers, Perrin, Forster & Crosby, Inc.
24.1	Powers of Attorney (reference is made to the signature page hereto)